                                                                   EXHIBIT 10.19

                            DISTRIBUTION AGREEMENT

        This DISTRIBUTION AGREEMENT (the "Agreement") is made effective as of the 20th day of December, 1995 by and between Cardiac Control Systems, Inc., a Florida corporation having its principal place of business at 3 Commerce Boulevard, Palm Coast, Florida, the United States of America, 32164 ("CCS"), and Grupo Taper, S.A., an entity organized under the laws of Madrid, Spain and having its principal place of business at Avda. Via dos Castillas 33, Atica 7 Edificio 3, 28224 Pozuelo de Alarcon, Madrid.

                             W I T N E S S E T H:

        That in consideration of the mutual covenants and agreements hereinafter set forth, Grupo Taper and CCS hereby expressly agree as follows:

SECTION 1. EXCLUSIVE DISTRIBUTION RIGHTS.


        (a) CCS hereby designates and appoints Grupo Taper as its sole agent to distribute the Product (as hereinafter defined) in the territory described on EXHIBIT A attached hereto and incorporated herein by this reference (the "Territory"), subject to and conditioned upon the following exceptions:

             (i) agreement by and between CCS and LEM Biomedica s.r.l. ("LEM"), dated October 24, 1994, governing the sale by CCS of hybrid circuits for implantable pulse generators to LEM for use in the manufacture and world-wide sale of LEM's implantable pacemakers (the "LEM Agreement"); and

             (ii) agreement by and between CCS and Intermedics Inc. ("Intermedics") for the sale of electrode leads by CCS to Intermedics for use in the manufacture and world-wide sale of Intermedics' ventricular cardiac pacing systems, (the "Intermedics Agreement"); and

             (iii) agreement by and between CCS and Holland Medical, B.V., for the distribution of CCS products in the Netherlands ("Holland Medical Agreement") (the LEM Agreement, Intermedics Agreement and Holland Medical Agreement, collectively, the "Exception Agreements")

        Grupo Taper agrees to participate in this Agreement with the knowledge of the existence of, and consents to the continued effectiveness of the Exception Agreements.

        (b) Grupo Taper agrees to purchase, import and coordinate distribution and sales of the Product in the Territory in accordance with the terms and conditions of this

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Agreement Grupo Taper shall not distribute or sell the Product outside the
Territory. Grupo Taper shall use its best efforts to ensure that purchasers of the Product do not redistribute or resell the Product outside the Territory.

        (c) Grupo Taper agrees to represent CCS exclusively, and agrees not to work for, manufacture for, or represent a competitor of CCS in the Territory during the Term (as defined herein) of this Agreement without the express written consent of CCS.

SECTION 2. TERM

        (a)  Initial Term.  The initial term of this Agreement shall commence
             ------------
on the Effective Date and shall terminate ten (10) years after such date (the "Initial Term"), unless earlier terminated as provided elsewhere in this Agreement.

        (b)  Automatic Renewal.  Upon expiration of the Initial Term, this
             -----------------
Agreement shall renew automatically for a five (5) year period (such renewal period shall be defined as a "Renewal Period") (the Initial Term and the Renewal Period, hereinafter collectively called the "Term"), unless and until either party shall notify the other party in writing, on or before the one hundred eightieth (180th) day prior to the expiration of the Initial Term or commencement of such Renewal Period, of the notifying party's desire to terminate this Agreement. CCS and Grupo Taper agree to negotiate in good faith Renewal Period terms and condition, including Product prices and minimum purchase requirements, on or before the one hundred eightieth (180th) day prior to the expiration of the Initial Term or the commencement of the Renewal Period. If CCS and Grupo Taper do not come to an agreement concerning the Renewal Period terms and conditions, either party may terminate this Agreement, however, if neither party terminates this Agreement, the Agreement shall continue on the then current terms and conditions, subject to the minimum increase in purchase requirements provision and the price increase provision set forth in Section 5 and 6(c), respectively.

        Section 3.  Description of Products.  During the Term, CCS shall supply
        -----------------------------------
Grupo Taper with those cardiovascular pacemaker products and related accessories set forth on EXHIBIT B attached hereto and incorporated herein by this reference (the "Products"). Grupo Taper agrees to purchase, import and coordinate the sale and distribution of the Products in the Territory in accordance with the terms and conditions of this Agreement. Grupo Taper shall have the right of first refusal to distribute new cardiovascular products as they are introduced by CCS to the market place in the Territory. The wholesale price shall be reasonable and not artificially increased to dissuade Grupo Taper for distribution the Product.

        Section 4.  Product Warranties.  The terms and conditions of CCS's
        -------------------------------
Product warranties are set out in the labeling associated with the Products, and Product warranties are limited to those terms and conditions. Those terms and conditions expressly prohibit Grupo Taper from making any alterations or additions to the published war-ranties on Products. Grupo Taper is required to return Products for replacement under Product warranties to CCS in a timely manner, or CCS's obligation under applicable product warranties shall become null and void. If any product is determined by Grupo Taper and CCS (such determination to be made with due regard for patient safety and industry standards) to be defectively manufactured, CCS shall replace Product at no charge and pay for shipping to the world port of Grupo Taper's choice.

        In the event a CCS Product shall be recalled by any government having jurisdiction over such matter and CCS's manufacturing or product design is proven to be at fault, or in the event of a voluntary recall on the part of CCS, the following policies will apply: (i) merchandise recall will be credited at actual cost to Grupo Taper; (ii) merchandise recall shall be shipped prepaid by CCS to CCS, or destroyed locally as instructed by CCS; and (iii) Grupo Taper will assume the logistical responsibility for any recall under the direction of CCS.
        Section 5. Minimum Sales Performance. During the term of this
        ------------------------------------
Agreement, Grupo Tape agrees to biannual (2 Year) minimum purchase quotas as agreed to by the parties. Enforcement of these quotas will begin upon receipt of ISO & CE approvals. Any purchases made prior to receipt of such ISO & CE approvals will be allocated toward quotas. Quotas for the first three (3) years of this agreement are listed on EXHIBIT C attached hereto and incorporated herein by this reference. For the years four (4) through ten (10), CCS and Grupo Taper shall use their best efforts to negotiate mutually acceptable minimum purchase requirements for each year. However, should CCS and Grupo Taper be unable to determine mutually agreeable minimum purchase requirements for any year, the minimum purchase requirement for such year shall equal the minimum purchase requirement for the immediately preceding year increased by 7% on a cumulative basis.

        This Agreement may, at the option of CCS, upon 90 days notice in writing, be terminated if Grupo Taper fails to meet minimum biannual (2 year) purchase requirements for any 2 years of the term, provided such notice is given within thirty (30) days after the end of the year of the Term in which Grupo Taper failed to meet the stipulated minimum purchase requirement. In the event of the failure of CCS to provide Products ordered by Grupo Taper for any reason, of if CCS provides Products that do not conform to CCS specification, the specified minimum sales/purchase quota for each two years of the term in which such events occur shall be reduced proportionately. In the event of the failure of CCS to provide Products ordered by distributor for any reason, or if CCS provides Products that do not conform to CCS specifications, the specified minimum sales/purchase quota for each two years of the Term in which such events occur shall be reduced proportionately.

        Section 6.  Distribution, Sales and Marketing Expenses. Grupo Taper
        ------------------------------------------------------
agrees to bear all distribution, sales and marketing and regulatory costs and expenses in the Territory incurred by or imposed upon Grupo Taper by reason of, or on account of, this

Agreement, including, but not limited to: (i) Shipping; (ii) Customs and Duties;
(iii) Sales and Marketing Literature; (iv) Advertising and Promotion; and (v) Modification to Packaging and/or Labeling, if any. CCS will provide initial sales training and will provide one (1) each of each piece of literature or other advertising material developed for Grupo Taper's reproduction. CCS will be responsible for and will bear expenses associated with obtaining ISO and CE regulatory approvals, and such other governmental approvals that may reasonably be required for market entrance in the Territory.

        Section 7. Payment Terms.
        ------------------------

        (a) Method of Payment.  During the Term, Grupo Taper shall pay for
            -----------------
orders accepted by CCS in cash in United States dollars, net ninety (90) days.

        (b) Initial Inventory Payment and Equity Investment.  Concurrently with
            -----------------------------------------------
the execution of this Agreement (i) Grupo Taper shall pay Five Hundred Thousand and No/100 Dollars ($500,000.00) in cash in United States dollars (the "Initial Inventory Payment") to CCS to offset a portion of the cost of Products to be purchased by Grupo Taper from CCS; and (ii) Grupo Taper will pay to CCS Five Hundred Thousand and No/100 Dollars ($500,000.00) (at $5.00 per share) in exchange for which CCS will issue to Grupo Taper the number of shares of common stock of CCS that are then equal in total value to $500,000.00 (at $5.00 U.S. per share), pursuant to the terms of a stock purchase agreement to be signed by the parties at the time of signing of this Agreement. As soon as practicable following the execution of this Agreement CCS will issue Grupo Taper a warrant (in form and substance mutually acceptable to each party hereto) to purchase 100,000 shares of common stock of CCS at an exercise price of $0.80 U.S. per share. This warrant would be exercisable in accordance with the following schedule; (i) 50,000 shares would be exercisable one (1) year after CCS achieves ISO and CE approval if the Agreement is still in force and if Grupo Taper has achieved at least 60% of its forecasted sales commitment of 500 units; (ii) 25,000 shares exercisable after the end of the second year of this Agreement if the Agreement is still in force and if Grupo Taper has achieved at least 60% of its forecasted sales commitment of 500 units; and (iii) 25,000 shares exercisable three (3) years after the third year of the Agreement if the Agreement is still in force and if Grupo Taper has achieved its forecasted sales commitment of 5,500 units over the last two (2) year period.

        (c)  Product Pricing and Manner of Payment.  The prices to be paid for
             -------------------------------------
Products by Grupo Taper during the first three (3) years of this Agreement are set forth on EXHIBIT B. Grupo Tape shall pay fifty percent (50%) of the price of each Product delivered by CCS, the remaining fifty percent (50%) of the price to be credited against the Initial Inventory Payment until the Initial Inventory Payment is entirely offset. Thereafter, Grupo Taper shall pay the full price of the Product as payment becomes due upon delivery. During the Term, CCS may in good faith modify the prices set forth on EXHIBIT B, should CCS's cost to purchase or manufacture Products increase or decrease by five percent (5%) or more, cumulatively since the price was established or last modified. EXHIBIT B shall be updated to reflect modifications to Product prices if and when they are modified by CCS pursuant to this Section 6(c). Grupo Taper or their representative has the option to audit product cost records every six (6) months during the life of this contract.

        Section 8.  Trademarks and Trade Names.  Grupo Taper acknowledges CCS's
        --------------------------------------
exclusive right, title and interest in and to the trademarks and trade names used by CCS, including but not limited to the name "Cardiac Control Systems, Inc." Grupo Taper may use CCS trademarks and trade names but only a separately approved by CCS in writing. Grupo Taper agrees that Grupo Taper will not, during the Term or thereafter, do or cause to be done any act which impairs or intends to impair CCS's right, title and interest in such trademarks and trade names, nor shall it represent that it has any ownership interest therein. Grupo Taper has no authority to license or sublicense the trademarks or trade names of CCS.

        Section 9.  Non-Performance by Grupo Taper.  Subject to the provisions
        -------------------------------------------
set forth in Section 5 hereof, in the event Grupo Taper fails to perform any of its obligations under this Agreement, then CCS, in its sole discretion, shall have the right to suspend all Product shipments until Grupo Taper has cured its breach or default hereunder, and/or to terminate this Agreement. The non-defaulting party shall give the defaulting party sixty (60) days' notice of its intent to terminate this Agreement. During the sixty (60) day cure period, the Agreement shall remain in full force. If the defaulting party substantially cures the default within sixty (60) days, the Agreement will remain in full force.

        Section 10. Director.  CCS shall upon execution of this Agreement
        --------------------
appoint any one director designated by Grupo Taper to serve on CCS's Board of Directors (the "Board") until the next annual meeting of shareholders of CCS. At future annual meetings, CCS shall continue to nominate a Grupo Taper designated director, for as long as Grupo Taper holds at least 50% of its initial investment, or has any of its original working capital investment outstanding. Any nomination by CCS of such Grupo Taper designated director shall be made in the same manner and on equal standing as other director nominees comprising management's slate.

        However, if Grupo Taper's designee is not elected as a director by CCS shareholders, such designee shall nevertheless be permitted to attend all Board and executive staff meetings and shall be entitled to receive copies of all information available to members of the Board of Directors and executive staff, as a non-voting member of the Board.

        Grupo Taper's designee shall be entitled to the same compensation as other Board members during his tenure on the Board of Directors, either as an elected or non elected member.

        Section 11.  Force Majeurs.  Neither CCS nor Grupo Taper shall be liable
        --------------------------
for any failure to deliver, failure to sell or delay in delivery or sale of Products due to: (i) acts of God, fires, floods, and other casualties; (ii) strikes or other labor disputes, including but not limited to, hospital strikes, accidents to machinery, acts of sabotage, riots, (iii) instruction of any federal, foreign, state or municipal government or any department or agency thereof; (iv) export or import restrictions, delays in transportation or lack of transportation facilities, customer allocations put into effect on account of demand for the Products exceeding its productive capacity; or (v) any other cause beyond the control of either party, including failure of suppliers to provide components for Products.

        Section 12.  Entire Agreement.  This Agreement constitutes the entire
        -----------------------------
agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior understandings or agreements between the parties with respect to the subject matter hereof.

        Section 13.  Notices.  All notices, requests, demands and other
        --------------------
communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid to the following:

        To CCS:         Cardiac Control Systems, Inc.
                        3 Commerce Boulevard
                        Palm Coast, Florida 32164
                        Attention: President and Chief Executive Officer

        With a copy to: Greenberg Traurig
                        11 North Orange Avenue
                        Suite 875
                        Orlando, Florida 32801
                        Attention: Randolph H. Fields, Esq.

        To Grupo Taper: Grupo Taper, S.A.
                        Avda. Via dos Castillas 33
                        Atica 7 Edificio 3
                        28224 Pozuelo de Alarcon
                        Madrid, Spain


        Section 14.  Assignment.  Grupo Taper may not assign to a third party,
        -----------------------
with the exception of its affiliates, distributors or sales agents, any of its rights or benefits under this Agreement nor delegate any duties or obligations hereunder without the prior written consent of CCS, which consent may be withheld in the sole discretion of CCS.

        Section 15.  Amendment.  This Agreement may not be amended or modified
        ----------------------
except by a written instrument executed by CCS and Grupo Taper.

        Section 16.  Assistance in Accessing Components.  In the event CCS
        -----------------------------------------------
ceases operations or is in voluntary or involuntary bankruptcy for more than ninety (90) days and cannot manufacture and provide pacemakers for Grupo Taper, CCS shall assist Grupo Taper by purchasing proprietary and critical components for the manufacture of pacemakers from CCS's vendors and reselling them to Grupo Taper at its cost plus margin prior to ceasing operations. In addition, in such event, CCS shall provide all documentation and test results in our possession to assist Grupo Taper in achieving its own CE mark for manufacture of such pacemakers. In addition, in such event, CCS shall provide assistance setting up manufacturing procedures for the Product. Actual costs associated with providing this assistance in setting up manufacturing procedures for the Product will be the responsibility of Grupo Taper. In the event that CCS does not exist as an entity, Grupo Taper may attempt to purchase proprietary components directly from CCS' vendors.

        Section 17.  Counterparts.  This Agreement may be executed in
        --------------------------
counterparts, each of which shall constitute an original, but all taken together shall constitute one and the same Agreement.

        Section 18.  No Partnership or Joint Venture. This Agreement shall not
        ---------------------------------------------
be construed to create any joint venture or partnership by or between the parties hereto.

        Section 19.  Governing Law.  This Agreement shall not be construed under
        --------------------------
the laws of the State of Florida, without regard to Florida conflicts of laws principles. Any suit as to this Agreement shall be brought in the federal courts located in Orange County, Florida. The parties agree that the United Nations Convention on Contracts for the International Sales of Goods, The Hague Convention, and other treaties shall not apply to the construction or interpretation of this Agreement or affect any of its provisions.

        Section 20.  Arbitration.  Any claim or controversy arising out of, or
        ------------------------
related to this Agreement, or the making of performance or interpretation thereof, except for any actions brought with respect to ownership or use of the proprietary marks, shall be finally settled by binding arbitration pursuant to the then prevailing Rules of the American Arbitration Association, by a three arbitrator panel appointed in accordance with such rules. Any such arbitration proceeding shall take place within the State of Florida, or any other such location as may be mutually agreed to by the parties.

        Section 21.  Severability.  In the event that any provision, or portion
        -------------------------
thereof, of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions of the Agreement shall not be affected.

        Section 22.  Disposition of Inventory.  In the event that this Agreement
        -------------------------------------
terminates prior to the end of its 10-year term, Grupo Taper may resell all remaining Product inventory in the Territory, or at the Grupo Taper's option, CCS will accept in return for credit any Product that is saleable. In such instance, credit given shall be the purchase price, minus any costs associated with inspection, repair and shipment of returned Product. A Product is "saleable" when it has intact packaging and seal, is in good physical and functional condition, and has a minimum of eight
(8) months remaining prior to its expiration date for implant.

        Section 23.  Other Merchandise.  Additional merchandise from Grupo Taper
        ------------------------------
may be offered for sale through the CCS sales force. Such merchandise would be subject to a separate agreement between CCS and Grupo Taper. The additional merchandise that may be sold and the terms of representation shall be subject to CCS's prior written approval.

        Section 24.  Binding Successors.  This Agreement shall be binding upon,
        -------------------------------
and inure to the benefit of, the parties hereto and, as applicable, their personal representative, successors in interest, heirs, assigns or transferees.

        Section 25.  Hold Harmless.  CCS agrees to hold Grupo Taper, nd its
        --------------------------
sub-distributors, affiliates and agents harmless from any claim for injuries or damage resulting from a defective product supplies by CCS to Grupo Taper for sale. Grupo Taper agrees to hold CCS harmless from any claim for injuries or damage resulting from Grupo Taper's negligence in the promotion or distribution of products.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this instrument in Orange County, Florida as of the date first set forth hereinabove.

                                    CARDIA CONTROL SYSTEMS, INC.
Attest:


/s/ Lauri Mitchell                  By: /s/ Alan J. Rabin
---------------------------------       -------------------------------
Secretary                               Alan J. Rabin
                                        Its: President and
                                             Chief Executive Officer

Attest:                             GRUPO TAPER, S.A.



                                    By: /s/ Jose Antonio Tarin Fabregas
---------------------------------       -------------------------------
Secretary                               Jose Antonio Tarin Fabregas
                                        Its: Chairman and
                                             Chief Executive Officer

                                   EXHIBIT A

                                 THE TERRITORY

The following countries are covered under the terms of this contract.

EUROPE

Germany, Spain, France, United Kingdom, Belgium, Italy, Switzerland, Russia, Algeria, Croatia, Lithuania, Austria, Netherlands, Estonia, Slovenia, Portugal, Ex-Yugoslavia, Hungary, Bulgaria, Romania, Chechnia, Slovachia, Latvia, Poland, Greece.

NON EUROPE:

New Zealand, Cuba, Mauritius, Tunisia, South Africa, Pakistan, Jordan, Syria, Egypt, Phillippines.

LATIN AMERICA:

A separate agreement will be written covering the countries to be included in Central and South America.

                                   EXHIBIT B

                             PRODUCTS AND PRICING

     This Exhibit B sets forth the Products covered by the Distribution Agreement by and between Cardiac Control Systems, Inc. ("CCS") and Grupo Taper, S.A. ("Grupo Taper") and the negotiated Product prices to be paid to CCS from December 31, 1995 through December 31, 1998.

MODEL                 PRODUCT DESCRIPTION                  PRICE*
-----                 -------------------                  ------

Maestro II 231       Unipolar single-chamber               $1,500.00
                     Multi-programmable pacemaker,
                     telemetry plus, 3.2 mm IS-1
                     connector port, 6 mm, with lead

Maestro II 232       Bipolar single-chamber                $1,500.00
                     Multi-programmable pacemaker,
                     telemetry plus, 3.2 mm IS-1
                     connector port, 6 mm, with lead

Maestro II           Unipolar atrial rate responsive       $1,500.00
SAVVI/T/ 333         multi-programmable ventricular
                     pacemaker, telemetry plus,
                     3.2 mm IS-1 connector ports,
                     6 mm, with lead

1006                 Maestro Pacemaker release III         $1,500.00
                     programmer, with detachable
                     programming wand and power cable


*All prices listed are FCA CCS's premises at Palm Coast, Florida.

     In addition, the following new products are expected to be added during the next 2 years. These products would also be made available to Grupo Taper. Pricing for these products will be determined upon date of product release.

     1.  Model 533 & 534 dual-chamber, multi-programmable pacemakers

     2.  Single Lead External Temporary Pacemaker System

     3.  Redesigned computerized programmer

     4.  Enhanced Single Lead VDD pacing system.

     Also as referenced in Section 3 of this Agreement any other Cardiovascular products that are developed and released to the market place during the term of this Agreement will be offered to Grupo Taper for sale in the Territory.

                                   EXHIBIT C

                           MINIMUM SALES PERFORMANCE
                            FOR THE "INITIAL TERM"

         Year                         Pacemakers
         ----                         ----------

         One and Two                  1,000 Total Pacemakers

         Two and Three                5,500 Total Pacemakers

If registration (other than ISO / CE requirements) has not been obtained by the beginning of year three, then quota for the third year will be reduced by 1000 units.

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